UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2018 (September 24, 2018)

Oaktree Strategic Income Corporation

(Exact name of registrant as specified in its charter)

Delaware	814-01013	61-1713295
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 South Grand Avenue, 28th Floor, Los Angeles, CA		90071
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (213) 830-6300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On September 24, 2018 (the “Effective Date”), OCSI Senior Funding Ltd. (the “Borrower”), a wholly-owned subsidiary of Oaktree Strategic Income Corporation (the “Company”), entered into a loan financing and servicing agreement (the “Credit Facility”) with the Company as equityholder and as servicer, the lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as facility agent, the other agents parties thereto and Wells Fargo Bank, National Association, as collateral agent and as collateral custodian.

Under the Credit Facility, the lenders have agreed to extend credit to the Borrower in an aggregate principal amount of up to $250 million as of the Effective Date, which can be increased to $300 million in the sole discretion of Deutsche Bank AG, New York Branch in connection with certain milestones in the marketing of a collateralized loan obligation. The period during which the Borrower may request drawdowns under the Credit Facility (the “revolving period”) commenced on the Effective Date and will continue through March 24, 2019 unless there is an earlier termination or event of default. The Credit Facility will mature on the earliest of six months from the termination of the revolving period, the occurrence of an event of default or completion of a securitization transaction.

Prior to the end of the revolving period, borrowings under the Credit Facility will bear interest at a rate equal to the three-month London Interbank Offered Rate (“LIBOR”) plus 1.90%, following which the interest rate will reset to three-month LIBOR plus 2.05% for the remaining term of the Credit Facility. No up-front commitment fees were paid by the Company in connection with the Credit Facility. There is a non-usage fee of 0.25% per annum payable on the undrawn amount under the Credit Facility through December 24, 2018, following which the non-usage fee increases to 0.50% per annum for the remaining term of the Credit Facility.

The Credit Facility is secured by all of the assets held by the Borrower. The Borrower has made customary representations and warranties and is required to comply with various affirmative and negative covenants, reporting requirements and other customary requirements for similar credit facilities. The borrowings of the Company, including under the Credit Facility, are subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the Credit Facility and is qualified in its entirety by reference to copies of the Credit Facility and Sale and Contribution Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this current report on Form 8-K and incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with entry into the Credit Facility, on September 24, 2018, FS Senior Funding Ltd. and FS Senior Funding CLO LLC redeemed all outstanding senior secured notes (the “2015 Notes”) issued in the Company’s $309.0 million debt securitization (the “2015 Debt Securitization”) pursuant to the terms of the indenture governing the 2015 Notes and the revocable notice issued by the Company on August 14, 2018. Following such redemption, the agreements governing the 2015 Debt Securitization were terminated and FS Senior Funding Ltd. was merged with and into the Borrower with the Borrower continuing as the surviving entity. The 2015 Notes would have otherwise matured on May 28, 2025.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this current report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Loan Financing and Servicing Agreement, dated as of September 24, 2018, by and among OCSI Senior Funding Ltd., as borrower, Oaktree Strategic Income Corporation, as equityholder, Oaktree Strategic Income Corporation, as servicer, the lenders from time to time party thereto, Deutsche Bank AG, New York Branch, as facility agent, the other agents parties thereto and Wells Fargo Bank, National Association, as collateral agent and as collateral custodian.

10.2	Sale and Contribution Agreement, dated as of September 24, 2018, by and between Oaktree Strategic Income Corporation, as seller, and OCSI Senior Funding Ltd., as purchaser.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OAKTREE STRATEGIC INCOME CORPORATION

Date: September 25, 2018	By:	/s/ Mathew M. Pendo
		Name:	Mathew M. Pendo
		Title:	Chief Operating Officer